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                                                                Exhibit 4

                          RELIANCE ELECTRIC COMPANY
                        KEY EMPLOYEE STOCK OPTION PLAN
                        ------------------------------

        Effective January 1, 1990, Reliance Electric Company hereby adopts a stock option plan for the benefit of certain persons and subject to the terms and provisions set forth below.
        1. DEFINITIONS. The following terms shall have the meanings set forth below whenever used in this instrument:
            (a) The word "Board" shall mean the duly elected Board of Directors of the Company.

            (b)  The word "Cause" shall mean with respect to any Optionee

                 (i) his commission of either a felony or any crime against the Company or a Subsidiary; or

                 (ii) his disclosure of the trade secrets of the Company or any Subsidiary; or

                 (iii) his taking any action that would aid a competitor of the Company or a Subsidiary; or

                 (iv) his habitual failure, for reasons other than any physical or mental ailment, to attend to his duties as an employee of the Company or a Subsidiary, but only after the Optionee has been given written notice by an officer of the Company or a Subsidiary of the pattern of behavior deemed by such officer to constitute such habitual failure and has failed to cure or take all reasonable steps to cure such pattern of behavior within thirty (30) days of receipt of that notice; or

                 (v) his failure to comply with the conflict of interest or business ethics policies established by the Company.

            (c)  The words "Change in Control" shall mean either

                 (i)    the acquisition of beneficial ownership of thirty
                        percent (30%) of the Company's shares of Common Stock by a person or group of persons under common control unless such acquisition is approved by the Board; or
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        (ii)    a change in the membership of the Board at any
                time during any twelve (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved of at least three-quarters (3/4) of the Directors who were either sitting at the beginning of such twelve (12) month period or elected to the Board during such twelve (12) month period with the approval of three-quarters (3/4) of the Directors who were sitting at the beginning of such twelve
                (12) month period.

(d)     The word "Code" shall mean the United States Internal
        Revenue Code (Title 26 of the United States Code).

(e)     The word "Committee" shall mean the Compensation
        Committee appointed by the Board.

(f) The words "Common Stock" shall mean shares of the $.01 par value CLASS A common stock of the Company.

(g) The word "Company" shall mean Reliance Electric Company, a Delaware corporation, and any successor thereto which shall maintain this Plan.

(h) The word "Disability" shall mean an Optionee's disa-bility as defined under terms of the Company's long-term disability benefits plan.

(i) The words "Fair Market Value" shall mean with respect to the shares of Common Stock

        (i) if the shares are publicly traded on a national securities exchange, the closing price on the date the fair market value of the shares is being determined; or

        (ii) if the shares are publicly traded over the counter, the average of the closing bid and ask prices on the day the fair market value of the shares is being determined; or

        (iii) if the shares are not publicly traded, the value determined by an independent appraiser chosen by the Committee as of the later of either the December 31 coinciding with or immediately preceding the date an option is granted pursuant to the Plan or such later date as such an appraisal shall have been performed.


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            (i) The words "Key Employee" shall mean any person who is a high-level executive officer or other valuable managerial or technical employee of either the Company or any Subsidiary.

            (j) The word "Optionee" shall mean any Key Employee to whom a stock option has been granted pursuant to this Plan.

            (k) The word "Plan" shall mean this instrument, the Reliance
                Electric Company Key Employee Stock Option Plan, as it is originally adopted and as it may be amended here-after.

            (l) The word "Retirement" shall mean an Optionee's retire-
                ment under either the early retirement or normal retirement provisions of the Company's defined benefit pension plan for salaried employees.

            (m) The word "Subsidiary" shall mean any corporation at
                least 50% of the common stock of which is owned directly or indirectly by the Company.

        2. PURPOSE OF THE PLAN. The Plan is established to assist in providing the Key Employees with compensation arrangements which are competitive with those offered by similarly situated employers and to thereby provide the Key Employees with greater incentive to continue in the employ of the Company and its Subsidiaries and to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that, if the Key Employees acquire a proprietary interest in the business of the Company or increase such proprietary interest as they may already hold, then the incentive of the Key Employees to work toward the Company's continued success will be commensurately increased. Accordingly, the Company will, from time to time during the effective period of the Plan, grant to those Key Employees as may be selected to participate in the Plan options to purchase Common Stock on the terms and subject to the conditions set forth in the Plan.
        3. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective on January 1, 1990, subject to approval (whether before or on or after
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January 1, 1990) by holders of a majority of the outstanding shares of voting capital stock of the Company, provided, however, that if the Plan is not so approved within twelve (12) months after the date the Plan is adopted, the Plan and any options granted hereunder shall be null and void. If, however, the Plan is so approved, subject to the provisions of Section 8, no further shareholder approval shall be required with respect to the granting of any options pursuant to the Plan.

        4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall consist of no fewer than two (2) members, who shall be designated by the Board. Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any amendment of or successor to such rule as may be in effect from time to time. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be acts of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full and final authority in its absolute discretion:

            (a) To select the Key Employees to whom options will be
                granted;

            (b) To determine the number of shares of Common Stock
                subject to any option;

            (c) To determine the time when options will be granted;

            (d) To prescribe the form of the option agreements governing the options which are granted under the Plan and to set the provisions of such option agreements as the Commit-tee may deem necessary or desirable, provided, such provisions are not contrary to the terms and conditions of the Plan;

            (e) To adopt, amend and rescind such rules and regulations as, in the Committee's opinion, may be advisable in the administration of the Plan; and

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            (f) To construe and interpret the Plan, the rules and regula-
                tions and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the Plan and of its rules and regulations shall, to the extent permitted by law, be conclusive and binding upon all Optionees and upon any person claiming under or through any Optionee. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member.
        5. PERSONS ELIGIBLE FOR OPTIONS. Subject to the restrictions herein contained, options may be granted from time to time in the discretion of the Committee only to such Key Employees, as designated by the Committee, whose initiative and efforts contribute or may be expected to contribute to the continued growth and future success of the Company and/or its Subsidiaries. Notwithstanding the preceding sentence, a Key Employee who renounces in writing any right he may have to receive stock options under the Plan shall not be eligible to receive any stock options under the Plan. The Committee may grant more than one option to the same Key Employee.
        6. SHARES SUBJECT TO THE PLAN. Subject to the provisions of the next succeeding paragraph of this Section 6, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be six hundred thousand (600,000) shares of Common Stock. Either authorized and unissued shares of Common Stock or shares of Common Stock that are "treasury stock," or both, in such amounts, within the maximum limits of the Plan, as the Committee shall from time to time determine,

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may be so issued.  All shares of Common Stock which are the subject of any lapsed, expired or terminated options may be made available for reoffering under the Plan to any Key Employee.
        In the event that subsequent to the date of adoption of the Plan by the Board, the outstanding shares of Common Stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, spin-off, split-off, split-up or other such change (including, without limitation, any transaction described in Section 425(a) of the Code) or a special dividend or other distribution to the Company's shareholders, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then (i) there shall automatically be substituted for each share of Common Stock subject to an unexercised option granted under the Plan and each share of Common Stock available for additional grants of options under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be exchanged, (ii) the option price per share of Common Stock or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the option shall remain the same as immediately prior to such event, and
(iii) the Committee shall make such other adjustments to the securities subject to options, the provisions of the Plan, and option agreements as may be appropriate, and equitable, and any such adjustment shall be final, binding and conclusive as to each Optionee. Any such adjustment may, in the discretion of the Committee, provide for the elimination of fractional shares.

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        7.  OPTION PROVISIONS.
            (a) OPTION PRICE. The option price per share of Common Stock under each option granted pursuant to the Plan shall be the Fair Market Value of such a share at the time of grant. The date on which the Committee approves the granting of an option shall be deemed for all purposes hereunder the date on which the option is granted.
            (b) PERIOD OF OPTION. Subject to all of the terms of the Plan, each option granted under the Plan shall be exercisable through the tenth
(10th) anniversary of the date the option was granted.
            (c) LIMITATION ON EXERCISE AND TRANSFER OF OPTION. Except as otherwise provided in the event of an Optionee's death, only the Optionee may exercise an option, provided that a guardian or other legal representative who has been duly appointed for such Optionee may exercise an option on behalf of the Optionee. No option granted hereunder shall be transferable other than by the Last Will and Testament of the Optionee or, if the Optionee dies intestate, by the applicable laws of descent and distribution. No option granted hereunder may be pledged or hypothecated, nor shall any such option be subject to execution, attachment or similar process.
            (d) CONDITIONS GOVERNING EXERCISE OF OPTION. An option granted under the Plan shall become exercisable for fifty percent (50%) of the shares of Common Stock which are subject to the option only if the Optionee shall have continued to be employed by the Company and/or a Subsidiary for a period of two (2) years following the date of grant. The option shall become exercisable with respect to the remaining shares of Common Stock which are subject to the option only if the Optionee shall



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have continued to be employed by the Company and/or a Subsidiary for a period of three (3) years following the date of grant.

                 In the event of a Change in Control, an Optionee may exercise his option with respect to all shares of Common Stock which are covered by the option.

                 In the event of either (i) a dissolution or liquidation of the Company (but only if the distributee of substantially all of the Company's assets upon the liquidation of the Company was not, immediately prior to the liquidation, under common control with the Company) or (ii) a merger or consolidation in which the Company is not the surviving corporation (but only if the corporation which is the surviving corporation was not, immediately prior to the merger or consolidation, under common control with the Company) immediately following which the surviving corporation fails to maintain the Plan, all options granted under the Plan shall terminate unless the surviving corporation in any such merger or consolidation assumes the option. The Company shall notify each Optionee of any such dissolution, liquidation or merger at least thirty (30) days before the occurrence of such event and the option shall become fully exercisable at such time.

                 Upon satisfaction of any such conditions, the option may be exercised in whole or in part at any time until expiration of the right to exercise the option, but this right of exercise shall be limited to whole shares, unless the Committee shall otherwise provide. Options shall be exercised by the Optionee giving written notice to the Company of the Optionee's exercise of the option accompanied by full payment of the purchase price either in cash or, with the consent of the Committee, in




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other consideration (including shares of Common Stock) having a fair market value on the date the option is exercised equal to that portion of the purchase price for which payment in cash is not made.

            (e) TERMINATION OF EMPLOYMENT, ETC. If an Optionee ceases to be an employee of the Company and all Subsidiaries because of death, Disability, or Retirement, the Optionee may exercise the option until the earlier to occur of either

                 (i) the first anniversary of the Optionee's termination of employment, or

                 (ii)  the expiration of the option,

but only to the extent the option was exercisable at the date of the Optionee's termination of employment.

                 If an Optionee ceases to be an employee of the Company and all Subsidiaries at the behest of his employer and without Cause, the Optionee may exercise his option until the earlier to occur of either

                 (iii) the thirtieth (30th) day following the Optionee's
                       termination of employment, or

                 (iv)  the expiration date of the option,

but only to the extent the option was exercisable at the date of the Optionee's termination of employment.

                 If an Optionee ceases to be an employee of the Company and all Subsidiaries because of his voluntary resignation or because he is discharged by his employer for Cause, his option shall be cancelled to the extent not exercised at the time of his termination of employment.

                 If any option is exercisable following the Optionee's death, then such option shall be exercisable by the Optionee's estate, or





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the person designated in the Optionee's Last Will and Testament, or the person to whom the option was transferred by the applicable laws of descent and distribution.

            (g) WAIVER BY COMMITTEE OF CONDITIONS GOVERNING EXERCISE OF OPTION. The Committee may, in its discretion, waive any restrictions or conditions set forth in an option agreement concerning an Optionee's right to exercise any option and/or the time and method of exercise; provided, however, that in no event may the Committee permit an Optionee to exercise an option unless the Optionee shall have been in the employ of the Company and/or a Subsidiary for a period of at least one (1) year following the date of grant of the option.

        8. AMENDMENTS TO THE PLAN. The Committee is authorized to interpret the Plan and from time to time adopt any rules and regulations for carrying out the Plan that it may deem advisable. Subject to the approval of the Board, the Committee may at any time amend, modify, suspend or terminate the Plan. In no event, however, without the approval of the Company's shareholders, shall any action of the Committee or the Board result in:

            (a) Amending, modifying or altering the eligibility requirements provided in Section 5 hereof;

            (b) Increasing or decreasing, except as provided in Section 6 hereof, the maximum number of shares for which options may be granted;

            (c) Decreasing the minimum option price per share at which options may be granted under the Plan, as provided in
                 Section 7(a) hereof;

            (d) Extending either the maximum period during which an option is exercisable as provided in Section 7(b) hereof or the date on which the Plan shall terminate as provided in
                 Section 11 hereof;



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            (e)  Changing the requirements relating to the Committee;
                 except as necessary to conform the Plan and the option agreements to changes in governing law.

        9. INVESTMENT REPRESENTATION, APPROVALS AND LISTING. The Committee may condition its grant of any option hereunder upon receipt of an investment representation from the Optionee which shall be substantially similar to the following:

            "Optionee agrees that any shares of common stock of Reliance Electric Company which he may acquire by virtue of the exercise of this option shall be acquired for investment purposes only and not with a view to distribution or resale; provided, however, that this restriction shall become inoperative in the event the shares of common stock of Reliance Electric Company which are subject to this option shall be registered under the Securities Act of 1933, as amended, or in the event Reliance Electric Company is otherwise satisfied that the offer or sale of the shares of common stock of Reliance Electric Company which are subject to this option may lawfully be made without registration under the Securities Act of 1933, as amended".

The Company shall not be required to issue any certificates for shares of Common Stock upon the exercise of an option under the Plan prior to (i) obtaining any approval from any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the shares of Common Stock may be listed, (iii) completion of any registration or other qualification of the shares of Common Stock under any state or federal law or ruling or regulations of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable, or the determination by the Committee, in its sole discretion, that any registration or other qualification of the shares of Common Stock is not necessary or advisable,



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and (iv) obtaining an investment representation from the Optionee in the form set forth above or in such other form as the Committee, in its sole discretion, shall determine to be adequate.

        10. GENERAL PROVISIONS.

            (a) OPTION AGREEMENTS NEED NOT BE IDENTICAL. The form and substance of option agreements, whether granted at the same or different times, need not be identical.

            (b) NO RIGHT TO BE EMPLOYED, ETC. Nothing in the Plan or in any option agreement shall confer upon any Optionee any right to continue in the employ of the Company or a Subsidiary, or to serve as a member of the Board, or to be entitled to receive any remuneration or benefits not set forth in the Plan or such option agreement, or to interfere with or limit either the right of the Company or a Subsidiary to terminate his employment at any time or the right of the shareholders of the Company to remove him as a member of the Board with or without cause.

            (c) OPTIONEE DOES NOT HAVE RIGHTS OF SHAREHOLDER. Nothing contained in the Plan or in any option agreement shall be construed as entitling any Optionee to any rights of a shareholder as a result of the grant of an option until such time as shares of Common Stock are actually issued to such Optionee pursuant to the exercise of an option or stock appreciation right.

            (d) SUCCESSORS IN INTEREST. Except as otherwise provided herein, the Plan shall be binding upon the successors and assigns of the Company.

            (e) NO LIABILITY UPON DISTRIBUTION OF SHARES. The liability of the Company under the Plan and any distribution of shares of Common Stock made hereunder is limited to the obligations set forth herein with




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respect to such distribution and no term or provision of the Plan shall be construed to impose any liability on the Company or the Committee in favor of any person with respect to any loss, cost or expense which the person may incur in connection with or arising out of any transaction in connection with the Plan.

            (f) USE OF PROCEEDS. The cash proceeds received by the Company from the issuance of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

            (g) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

            (h) CAPTIONS. The captions and section numbers appearing in the Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

            (i) NUMBER. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

            (j) GENDER. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

        11. TERMINATION OF THE PLAN. The Plan shall terminate on December 31, 1994, and thereafter no options shall be granted under the Plan. All options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms of the option agreements governing such options and the terms and conditions of the Plan.




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        12. GOVERNING LAW.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law provisions, and any applicable federal law.

            IN WITNESS WHEREOF, RELIANCE ELECTRIC COMPANY, by its appropriate officers duly authorized, has executed this instrument this ____ day of
_______________.


                                               RELIANCE ELECTRIC COMPANY

                                               By: ___________________________

                                               And: __________________________







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